                                                                   EXHIBIT 10.47

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This Amended and Restated Employment Agreement (the "Agreement") is made this 1st day of August, 2002, between Iron Age Holdings Corporation, a Delaware corporation ("Holdings"), Iron Age Corporation, a Delaware corporation and wholly-owned subsidiary of Holdings ("Iron Age"), and William J. Mills ("Executive").

                                    RECITALS

      WHEREAS, the Executive is currently employed as President of Holdings and Chief Executive Officer and President of Iron Age; and

      WHEREAS, the Executive, Holdings and Iron Age are mutually desirous that such satisfactory employment relationship shall continue under the terms and conditions hereinafter provided; and

      WHEREAS, the execution and delivery of this Agreement have been duly authorized by the Board of Directors of each of Holdings and Iron Age; and

      WHEREAS, this Agreement amends and restates in its entirety that certain Employment Agreement, dated as of November 20, 1995, between Holdings, Iron Age and the Executive.

                                    AGREEMENT

      NOW, THEREFORE, Holdings, Iron Age and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

1.    DEFINITIONS

      Terms used and not otherwise defined herein (including without limitation in any Appendix or Annex hereto) are used herein as defined in the Stock Purchase Agreement dated as of December 26, 1996 and as thereafter amended from time to time and as in effect on the date hereof (the "Credit Agreement") among Holdings, Iron Age and the banks named therein. As used herein, the term "Board of Directors" shall mean the Board of Directors of Holdings.

2.    EMPLOYMENT

      2.1. Agreement. Holdings and Iron Age hereby agree to employ the Executive, and the Executive hereby agrees to serve each of Holdings and Iron Age, in each case on the terms and conditions set forth herein.

      2.2. Commencement and Expiration Date. The employment of the Executive by Holdings and Iron Age hereunder shall be for the period commencing on August __, 2002 and expiring on August __, 2005 (the "Expiration Date"), unless such employment shall be sooner terminated as hereinafter set forth. The Expiration Date will be extended for one year following the original Expiration Date unless either party notifies the other party at least three months prior to the original Expiration Date that he or it does not desire to extend the current Expiration Date for an additional one year.

3.    POSITION AND DUTIES

      The Executive shall serve in accordance with the By-laws of Holdings and Iron Age in the capacity of President of Holdings and Chief Executive Officer and President of Iron Age and shall be accountable to and shall have such other powers, duties and responsibilities as may from time to time be prescribed by the Board of Directors.

      The Executive shall perform and discharge, faithfully, diligently and competently, such duties and responsibilities. The Executive shall devote all his working time (reasonable sick leave and incapacity excepted) and best efforts to the business and affairs of Holdings and Iron Age.

4.    COMPENSATION

      Subject to the performance by the Executive of his duties and responsibilities to Holdings and Iron Age:

      4.1. Base Salary. (a) Holdings shall, or shall cause Iron Age to, pay the Executive during each year of his employment hereunder beginning August , 2002, a base Salary at the annual rate of $240,000.

      (b) For purposes of this Agreement, "Salary" shall mean the annual rate of the Executive's base Salary, as adjusted in accordance with paragraph 4.2, as in effect from time to time.

      (c) Salary will be payable in substantially equal bi-monthly installments. Except as otherwise provided in this Agreement, Salary shall be pro-rated for any period of service less than a full year or less than a full month.

      4.2. Salary Adjustments. (a) The Executive's Salary as in effect from time to time on the last day of April of each year shall be adjusted annually on May 1 of each year by the Board of Directors; provided, however, that such adjustment shall not be less than the cost of living adjustment described in (b) below. The Executive's Salary shall never be reduced below his base Salary of $240,000 by operation of this paragraph 4.2.

      (b) The cost of living adjustment in any fiscal year shall be based upon the annual percentage increase in the Consumer Price Index-All Items ("CPI-U"). The percentage increase shall be based upon the difference between the CPI-U on December 1 of the prior year and

December 1 of the year immediately preceding the first day of each fiscal year. The percentage increase shall then be multiplied by the Executive's Salary as in effect immediately prior to the adjustment.

      4.3. Bonus. For the fiscal year ending January 31, 2003 and each fiscal year thereafter, in each case during the term of the Executive's employment hereunder, the Executive shall be entitled to receive, and Holdings shall pay, or cause Iron Age to pay, to the Executive, in addition to Salary, a bonus payment (the "Bonus") as determined pursuant to the plan adopted and set forth and more particularly described on Appendix I. The Bonus with respect to each fiscal year shall be payable promptly after Holdings sends audited financial statements for such fiscal year to its stockholders, but not in any event later than the one hundred and twentieth (120th) day following the end of such fiscal year.

      4.4. Expenses. During the term of his employment hereunder, Holdings shall pay, or shall cause Iron Age to pay, to the Executive prompt reimbursement for all business expenses reasonably incurred by him on behalf of Holdings, Iron Age or any of their Subsidiaries (in accordance with any policies and procedures established by the Board of Directors from time to time for Holdings' senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Holdings' policies and procedures.

      4.5. Fringe Benefits. During the term of his employment hereunder, the Executive shall be entitled to participate in or receive, and Holdings shall, or shall cause Iron Age to provide, the benefits set forth in Appendix II.


      4.6. Vacations. During the term of his employment hereunder, the Executive shall be entitled to receive the number of vacation days in each calendar year determined by the Board of

Directors of Holdings from time to time for the Executive (but not in any event fewer than four weeks) and shall also be entitled to all holidays given by Iron Age to its employees. The Executive may use up to two weeks of unused vacation days from a particular calendar year in the immediately following calendar year.

5.    OFFICES.

      The Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more additional positions as an officer or director of Holdings or Iron Age or any of their Subsidiaries.

6.    UNAUTHORIZED DISCLOSURE; INVENTIONS.

      6.1. Unauthorized Disclosure. The Executive shall not, without the written consent of the Board of Directors or a person duly authorized thereby, disclose to any person, other than an employee or adviser of Holdings or Iron Age or any of their Subsidiaries or Affiliates or other person to whom disclosure is in the reasonable judgment of the Executive necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of Holdings or Iron Age or any of their Subsidiaries, any confidential or proprietary information possessed by him; provided, however, that such information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or which becomes available to the Executive on a non-confidential basis from a source other than Holdings or Iron Age or any of their Subsidiaries or Affiliates prior to it becoming available to the Executive from Holdings or Iron Age or any of their Subsidiaries or Affiliates, which source is not bound by a confidentiality agreement with Holdings; and provided, further, that the Executive's duties under this paragraph 6.1 shall not extend to any disclosure that may be required by law in connection with any judicial or administrative proceeding or inquiry. The Executive understands and agrees that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

      6.2. Proprietary Rights. Any and all inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable) conceived, made, developed, created or reduced to practice by the Executive (whether at the request or suggestion of Holdings or Iron Age or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of his employment by Holdings or Iron Age or any of their Subsidiaries (including without limitation the period of his prior employment by Childs Corporation), which may be directly or indirectly useful in, or relate to, the business, ventures or other activities of or products manufactured or sold by Holdings or Iron Age or any of their Subsidiaries or any business or products contemplated by Holdings or Iron Age or any of their Subsidiaries (and known by the Executive to be so contemplated) while the Executive is employed by the Holdings or Iron Age or any of their Subsidiaries (collectively, "Proprietary Rights"), shall be promptly and fully disclosed by the Executive to an appropriate executive officer of Holdings and shall be Holdings' exclusive property as against the Executive and his heirs and personal representatives, and the Executive hereby assigns to Holdings his entire right, title and interest therein and shall promptly deliver upon request to an appropriate executive officer of Holdings all papers, drawings, models, data and other material relating to any of the foregoing Proprietary Rights, conceived, made, developed, created or reduced to practice by him as aforesaid. All copyrightable Proprietary Rights shall be considered "works made for hire."

      The Executive shall, upon Holdings' request and without any payment therefor, execute any documents reasonably necessary or advisable in the opinion of Holdings' counsel to assign, and confirm Holdings' title in, his entire right, title and interest in the foregoing Proprietary Rights and to direct issuance of patents or copyrights to Holdings with respect to such Proprietary Rights as are Holdings' exclusive property as against the Executive and his heirs and personal representatives under this paragraph or to vest in Holdings title to such Proprietary Rights as against the Executive and his heirs and personal representatives, the expense of securing any such patent or copyright, however, to be borne by Holdings.

7.    NON-COMPETITION.

      The Executive agrees that during the term of his employment hereunder, during the period in which the Executive is receiving post Date of Termination payments based upon Salary under paragraphs 9.2 or 9.4 and for a period of one year following the later of his Date of Termination and the date of cessation of such post Date of Termination payments based upon Salary (the "Non Competition Period End Date"), he will not, directly or indirectly: (A) own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, (i) any company or business entity of any kind (or any direct or indirect parent or subsidiary thereof) (a "Potential Employer") primarily engaged directly or indirectly in the design, manufacture, distribution or sale (or any other activity related thereto) (collectively, "Sale") of steel-toe shoes or boots, (ii) any division or other discreet business unit of a Potential Employer, which division or business unit is primarily engaged in the Sale of steel-toe shoes or boots, (iii) any Potential Employer engaged directly or indirectly in the Sale of steel-toe shoes or boots, if the annual revenues derived from such Sales in the prior fiscal year exceed 15% of the total annual revenues for such Potential Employer in such fiscal year, (iv) any Potential Employer primarily engaged directly or indirectly in the Sale of soft-toe or uniform work shoes or boots, in each case within or into the continental United States or Puerto Rico or (v) any Potential Employer that is a wholesale customer of Iron Age or Holdings; provided, however, that this Section 7 shall not apply to a Potential Employer that is organized under the laws of a country other than the United States, does not engage directly or indirectly in the distribution or sale of steel-toe shoes or boots on a direct distribution basis and has no intention of engaging directly or indirectly in the distribution or sale of steel-toe shoes or boots on a direct distribution basis; (B) solicit or encourage any customer or supplier of Holdings or Iron Age or any of their Subsidiaries to terminate or otherwise alter its relationship with Holdings or Iron Age or any of their Subsidiaries; or (C) directly or indirectly, recruit or otherwise seek to induce any employee or agent of Holdings or Iron Age or any of their Subsidiaries to terminate or otherwise alter his or her employment or agency or violate any agreement with Holdings, Iron Age or any of their Subsidiaries. Notwithstanding the foregoing, ownership of not to exceed five percent of the voting stock of any publicly held corporation shall not, of itself, constitute a violation of this Section 7.

      After the Non Competition Period End Date, the taking by the Executive of any action or actions which, if taken prior to the Non Competition Period End Date, would have given rise to a breach or violation of this paragraph 7, shall relieve Holdings and Iron Age from any obligation to make subsequent payments, or provide subsequent benefits, pursuant to this Agreement in respect of participation in any group medical, hospital or life insurance plans or policies.

8.    TERMINATION.

      8.1. Death. The Executive's employment hereunder shall terminate upon his death.

      8.2. Incapacity. If as a result of the Executive's incapacity due to physical or mental illness or otherwise, which incapacity has been certified by a competent physician, the Executive shall for six consecutive months during the term of this Agreement have been unable to perform satisfactorily all of his duties hereunder on a full-time basis, Holdings and Iron Age may terminate the Executive's employment hereunder by written notice to the Executive. The Executive agrees, upon reasonable request by Holdings or Iron Age from time to time at its expense, promptly to submit to examination by a physician selected by Holdings or Iron Age for purposes of obtaining the certification required by the preceding sentence, such examination to be of such scope, and to include without limitation such follow-up visits for additional examination, testing and so forth, as such physician in his or her professional judgment shall deem necessary in order to reach a determination as to whether the Executive is so incapacitated; provided, however, that the Executive shall not be required to submit more than two such examinations during any period of twelve consecutive months.

      8.3. Termination by the Executive. The Executive may terminate his employment hereunder upon thirty days' prior written notice to Holdings and Iron Age for Good Reason. For purposes of this Agreement, "Good Reason" shall mean
(i) a reduction in the Executive's Salary or Base Amount of Bonus as defined in Appendix I, (ii) material diminution of any of his positions, authority, duties or responsibilities so as to be inconsistent with his positions hereunder, (iii) any material failure or refusal by Holdings or Iron Age to perform and discharge its obligations hereunder, or (iv) any willful action by Holdings or Iron Age that is materially inconsistent with the terms of this Agreement.

      8.4. Cause. Holdings and Iron Age may terminate the Executive's employment hereunder for Cause by written notice to the Executive. For the purposes of this Agreement, Holdings and Iron Age shall have "Cause" to terminate the Executive's employment hereunder upon the Executive's (i) material failure or refusal to perform and discharge, or material breach of, his duties and responsibilities hereunder, (ii) material breach of his fiduciary duties as an officer or member of the Board of Directors of Holdings, Iron Age or any of their Subsidiaries, or
(iii) conviction of a felony of any other crime involving the personal dishonesty or moral turpitude of the Executive which in either case materially and adversely reflects on Holdings, Iron Age or any of their Subsidiaries.

      8.5. Termination by Holdings and Iron Age Other Than for Cause. Holdings and Iron Age may terminate the Executive's employment hereunder other than for Cause at any time upon thirty days' prior written notice to the Executive.

      8.6. Date of Termination; Term of Employment. The term "Date of Termination" shall mean the earlier of (A) the Expiration Date as it may be extended from time to time or (B) if the Executive's employment is terminated
(i) by his death, the date of his death, or (ii) for any other reason, the date on which such termination is to be effective (which date may not be earlier than the date of the notice of termination) pursuant to the notice of termination given hereunder by the party terminating the employment relationship. For all purposes of this Agreement, referenced to the "term" of the Executive's
employment hereunder shall mean the period commencing on August     , 2002 and
ending on the Date of Termination.

9.    COMPENSATION UPON TERMINATION.

      9.1. Death. Notwithstanding any other provision of this Agreement, if the Executive's employment shall be terminated by reason of his death, Holdings shall pay, or cause Iron Age to pay, to his surviving spouse, or, if he is not survived by a spouse, to his estate, an amount equal to his full Salary through the end of the month in which his death occurs at the rate in effect at the time of his death, plus a pro rata portion (to the date of death) of any Bonus for the then current fiscal year (to be paid at the time when such Bonus would normally be paid) and prompt reimbursement of all expenses incurred prior to his date of death reimbursable under paragraph 4.4 or Appendix II.

      In addition, Holdings shall, or cause Iron Age to, continue to provide the Executive's surviving spouse, during the period beginning on the Executive's death and ending on the earlier of the surviving spouse's 65th birthday or the Expiration Date, coverage under all group medical and hospital plans or policies maintained by Holdings or Iron Age in which the Executive would have been entitled to participate under Appendix II had the Executive been employed hereunder during such period.

      9.2. Incapacity. Notwithstanding any other provision of this Agreement, if the Executive's employment shall be terminated by reason of his incapacity, Holdings shall pay, or cause Iron Age to pay, the Executive an amount equal to his full Salary through the end of the month in which the Date of Termination occurs, at the rate in effect at the time the notice of termination is given as provided under paragraph 8.2, plus a pro rata portion (to the Date of Termination) of any Bonus for the then current fiscal year (to be paid at the time when such Bonus would normally be paid). Holdings shall also pay, or cause Iron Age to pay, to the

Executive prompt reimbursement under paragraph 4.4 hereof and Appendix II. In addition, Holdings shall, or shall cause Iron Age to, continue to provide the Executive, during the period between his Date of Termination and the Expiration Date, coverage under all group medical and hospital plans and policies and, to the extent coverage is available without additional premiums, under all life insurance plans and policies maintained by Holdings or Iron Age in which the Executive would have been entitled to participate under Appendix II had the Executive been employed hereunder during such period. The obligations of Holdings and Iron Age under this paragraph 9.2 after the Date of Termination to pay or cause to be paid any amount, or provide or cause to be provided any benefit, are subject to the performance by the Executive of his obligations under Sections 6 and 7.

      9.3. Cause. Notwithstanding any other provision of this Agreement, if Holdings or Iron Age shall terminate the Executive's employment for Cause, neither Holdings nor Iron Age nor any of their Subsidiaries or Affiliates shall have any further obligations to the Executive under this Agreement; provided, however, that Holdings shall pay, or cause Iron Age to pay, to the Executive his full Salary through the Date of Termination at the rate in effect at the time notice of termination is given and prompt reimbursement of all expenses incurred prior to the Date of Termination reimbursable under paragraph 4.4 and Appendix
II. The obligations of Holdings and Iron Age under this paragraph 9.3 after the Date of Termination to pay or cause to be paid any amount, or provide or cause to be provided any benefit, are subject to the performance by the Executive of his obligations under Sections 6 and 7.

      9.4. Good Reason or Other Termination. If Holdings and Iron Age shall terminate the Executive's employment pursuant to paragraph 8.5 or if the Executive shall terminate his employment for Good Reason in accordance with paragraph 8.3, then Holdings shall pay, or cause Iron Age to pay, to the Executive his Salary through the Date of Termination at the rate in effect at the time notice of termination is given, plus a pro-rata portion (to the Date of Termination) of any Bonus for the then current fiscal year (to be paid at the time when such Bonus would normally be paid). Holdings shall also pay, or cause Iron Age to pay, to the Executive prompt reimbursement of all expenses incurred prior to the Date of Termination reimbursable under paragraph 4.4 and Appendix II. Further, Holdings shall, or shall cause Iron Age to, continue to provide the Executive, during the period between his Date of Termination and the first anniversary of his Date of Termination, coverage under all group medical, hospital and life insurance plans and policies maintained by Holdings or Iron Age in which the Executive would have been entitled to participate under Appendix II had the Executive been employed hereunder during such period. In addition, in lieu of any further payments to the Executive for periods subsequent to the Date of Termination, Holdings shall, as liquidated damages, in lieu of any severance pay, pay, or cause Iron Age to pay, to the Executive, in substantially equal monthly installments, for a period of eighteen months from the Date of Termination, an amount equal to the annual Salary that the Executive would have received (at the rate in effect at the time the notice of termination is given) during such period had the Executive been employed hereunder during such period. The obligations of the Company under this paragraph 9.4 after the Date of Termination to pay or cause to be paid any amount, or provide or cause to be provided any benefit, are subject to (i) the Executive's signing a release of claims in the form of Appendix III (the "Release") within 28 days of the date on which notice of termination is given and such

Release remaining in full force and effect thereafter, and (ii) the performance by the Executive, at all times on or prior to the Expiration Date, of his obligations under Sections 6 and 7.

      9.5. Post-Termination Obligations Generally. Neither Holdings nor Iron Age shall have any further obligations to the Executive following expiration of the term of this Agreement and payment of all amounts due and payable hereunder on or prior to the expiration of the term of this Agreement. In the event of the termination of the Executive's employment other than by expiration of the term of this Agreement, neither Holdings nor Iron Age shall have any obligation to the Executive nor his surviving spouse except as otherwise specifically provided in this Section 9, and performance by Holdings and Iron Age thereof shall constitute full settlement of any claim that the Executive may have against Holdings, Iron Age or any of their directors, officers, agents, Subsidiaries or Affiliates, or against any Purchaser or any Affiliate of any Purchaser, on account of such termination.

10.   WITHHOLDING; PRO-RATIONS.

      All payments made by Holdings or Iron Age under this Agreement shall be reduced by the amount of any tax or other amounts required to be withheld by Holdings or Iron Age under applicable legal requirements. In the event the provisions hereof require the pro-ration of any Bonus for any fiscal year, such pro-ration shall be made by determining the Bonus that would have been payable had the Executive been employed hereunder throughout such fiscal year and multiplying such Bonus by a fraction, the numerator of which shall be the number of days elapsed from the first day of such fiscal year through the date as of which such pro-ration is to be made and the denominator of which shall be three hundred and sixty-five.

11.   NOTICES.

      For all purposes of this Agreement, notices and all other communications to either party provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of Holdings and Iron Age, to them at Robinson Plaza Three, Suite 400, Pittsburgh, Pennsylvania 15205, Attention: Corporate Secretary, with a copy to Mr. Andrea Geisser, Fenway Partners, Inc., 152 West 57th Street, New York, New York 10019, or, in the case of the Executive, to the Executive at 2451 Wedgewood Drive, Wexford, PA 15090, or to such other address as either party shall designate by giving like notice of such change to the other party.

12.   INDEMNIFICATION.

      Holdings and Iron Age shall indemnify, defend and hold the Executive harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Executive of services for, or action of the Executive as a Director, officer or employee of Holdings or Iron Age or any of their Subsidiaries, or of any other company or business organization at the request of Holdings. Expenses incurred by the Executive in defending a claim, action, suit or investigation or criminal proceeding shall be paid by Holdings or Iron Age in advance of the final disposition thereof upon the receipt by Holdings or Iron Age of an undertaking by or on behalf of the Executive to repay said amount unless it shall ultimately be determined that the Executive is entitled to be indemnified hereunder. The foregoing shall be in addition to any indemnification rights the Executive may have by law, contract, charter, by-law or otherwise. This Section 12 shall not apply to an action commenced between Holdings or Iron Age and the Executive.

13.   BINDING EFFECT.

      This Agreement shall be binding upon and inure to the benefit of the heirs and personal representative of the Executive and the successors of each of Holdings and Iron Age. Holdings and Iron Age shall each require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all their respective assets expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Holdings or Iron Age would be required to perform this Agreement if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of each of Holdings and Iron Age in accordance with the operation of law and such successor shall be deemed to be "Holdings" and "Iron Age" for purposes of this Agreement without further action of any kind.

14.   DISPUTE RESOLUTION.

      (a) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including the arbitrability of any controversy or claim), shall be settled by arbitration in accordance with the internal laws of the Commonwealth of Pennsylvania by three arbitrators, one of whom shall be appointed by the Board of Directors, one by the Executive and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this paragraph 14(a). The cost of any arbitration proceeding hereunder shall be borne equally by Holdings or Iron Age and the

Executive. The award of the arbitrators shall be binding upon the parties. Judgment upon the award (including without limitation equitable remedies) rendered by the arbitrators may be entered in any court having jurisdiction thereof. The foregoing arbitration proceedings may be commenced by any party by notice to the other party. The parties hereby exclude any right of appeal to any court on the merits of the dispute. Notwithstanding the foregoing, any party shall have the right to seek preliminary or temporary equitable relief in any court in the Commonwealth of Pennsylvania prior to the outcome of arbitration proceedings.

      (b) Legal Expenses. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any of his rights under this Agreement except with respect to or related to Section 7, and provided that the Executive substantially prevails in the enforcement of such rights, Holdings and Iron Age shall pay (or the Executive shall be entitled to recover from Holdings and Iron
Age) the Executive's reasonable attorneys' fees not to exceed $5,000 and court costs in connection with the enforcement of the Executive's rights, including the enforcement of any arbitration award.

15.   NO ASSIGNMENT.

      Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

16.   EXECUTION IN COUNTERPARTS.

      This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

17.   JURISDICTION AND GOVERNING LAW.

      Subject to paragraph 14(a), jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the Commonwealth of Pennsylvania, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, other than the conflict of laws provisions of such laws.

18.   JOINT AND SEVERAL OBLIGATIONS; SURVIVAL.

      Notwithstanding any provision of this Agreement to the contrary, Holdings and Iron Age shall be jointly and severally liable to the Executive, his surviving spouse, and Executive's heirs or personal representatives for all payment obligations under this Agreement, including, without limitation, the payment obligations under Sections 4, 9, 12 and 14. The provisions of this
Section 18 and Sections 4, 6, 7, 9, 10, 11, 12, 13, 14 and 17 of this Agreement shall survive the Termination Date of this Agreement to the extent necessary of appropriate to effectuate the respective purposes of such provisions.

19.   SEVERABILITY.

      If any provision of this Agreement shall be adjudged by any arbitrator or court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

      In the event that any provision hereof would, under applicable law, be invalid or unenforceable, such provision shall, to the extent permitted under applicable law, be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable law.

20.   CONFIDENTIALITY AND NON-DISPARAGEMENT.

      The Executive agrees that he will not disclose the Agreement or any of its terms or provisions, directly or by implication, except to members of his immediate family and to his legal and tax advisors, and then only on condition that they agree not to further disclose the Agreement or any of its terms or provisions to others. The Executive also agrees that (a) during the period in which the Executive is receiving post Date of Termination payments under Section
9.2 or 9.4 and thereafter, the Executive will not disparage or criticize Holdings, Iron Age or their respective businesses, affiliates, management or products, and (b) the Executive will not otherwise do or say anything that does, or could be reasonably expected to, disrupt the good morale of the employees, or harm the business interests or reputation, of Holdings or Iron Age. Holdings and Iron Age agree that during the period in which the Executive is receiving post Date of Termination payments under Section 9.2 or 9.4 and thereafter, neither Holdings nor Iron Age will disparage or criticize the Executive.

21.   COOPERATION.

      The Executive agrees to cooperate with Holdings and Iron Age hereafter with respect to all matters arising during or related to his employment, including, without limitation, all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the Date of Termination, provided such cooperation does not interfere materially with the Executive's post Date of Termination employment duties. Holdings and Iron Age will reimburse the lost salary or wages and out-of-pocket expenses of the Executive incurred in complying with the requests of Holdings and Iron Age hereunder, provided such expenses are authorized by Holding and Iron Age in advance.

22.   MISCELLANEOUS.

      No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board of Directors and agreed to in writing signed by the Executive and such officer as may be specifically authorized by the Board of Directors. No waiver by either party hereto at any time of breach of, or compliance with, any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of the same or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof. The Executive acknowledges and agrees that, because Holdings' and Iron Age's legal remedies may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and agreements set forth in Section 6 or 7 by the Executive, Holdings and Iron Age may, in addition to obtaining any other remedy or relief available to them (including without limitation damages at law), enforce the provisions of said Section 6 or 7 by injunction and other equitable relief without the posting of any bond.

23.   ENTIRE AGREEMENT.

      This Agreement, including the Appendices hereto, constitutes the entire agreement between the parties hereto, and supersedes any and all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment on and after the date hereof; provided, however, that this Agreement shall not modify or otherwise affect the Stockholders Agreement or the Executive's Stock Options.

      IN WITNESS WHEREOF, the parties hereunto set their hands, under seal, as of the date first above written.

WITNESS:                                       EXECUTIVE:



---------------------------------              ---------------------------------
ATTEST:                                        IRON AGE HOLDINGS CORPORATION



By:                                             By:
   ------------------------------                  -----------------------------
            Secretary

ATTEST:                                         IRON AGE CORPORATION



By:                                             By:
   ---------------------------------               -----------------------------
            Secretary


                                   APPENDIX I

                                      BONUS

      The Bonus with respect to each of the fiscal years set forth in the table below shall be calculated and payable as hereinafter set forth. The "Base Amount" of the Bonus for each such fiscal year shall be the amount set forth opposite such fiscal year in the table below, subject to adjustment as hereinafter set forth; provided, however, that the Executive shall not be entitled to receive any Bonus hereunder with respect to any fiscal year unless the Iron Age EBITDA for such fiscal year shall equal or exceed an amount equal to 90% of the Target Amount as defined below.

   Fiscal Year ending on the last
        Saturday in January                    Base Amount
2003                                  $120,000

2004                                  $150,000

2005                                  $175,000

Thereafter                            To be determined by the Board of
                                      Directors in its sole discretion

      The "Target Amount" of Iron Age EBITDA for the fiscal year ending on the last Saturday in January 2003 shall be $16,800,000 and for each fiscal year thereafter shall be the amount of Iron Age EBITDA determined by the Board of Directors for such fiscal year.

      In the event that actual Iron Age EBITDA for any fiscal year shall exceed an amount equal to 99% of the Target Amount for such fiscal year but be less than an amount equal to 101% of the Target Amount for such fiscal year, the Bonus with respect to such fiscal year shall be equal to the Base Amount. In the event that actual Iron Age EBITDA for any fiscal year shall equal or exceed an amount equal to 101% of the Target Amount for such fiscal year, the Bonus with respect to such fiscal year shall be equal to the sum of (a) the Base Amount plus (b) 5% of the Base Amount for each 1% of such Target Amount by which actual Iron Age EBITDA for such fiscal year shall exceed such Target Amount. In the event that actual Iron Age EBITDA for any fiscal year shall be equal to or less than 99% of the Target Amount for such fiscal year, the Bonus with respect to such fiscal year shall be equal to the sum of (a) the Base Amount minus (b) 5% of the Base Amount for each 1% of such Target Amount by which actual Iron Age EBITDA shall be less than such Target Amount. In no event shall the Bonus with respect to any fiscal year exceed an amount equal to the Executive's Salary for such fiscal year, nor shall any Bonus be payable hereunder with respect to any fiscal year unless the Iron Age EBITDA for such fiscal year shall equal or exceed an amount equal to 90% of the Target Amount for such fiscal year.

      Determinations of the amount of the Base Amount and Iron Age EBITDA and all other matters in connection with the Bonus shall be made in good faith by the Board of Directors and such determination, if made in good faith, shall be conclusive and binding upon all the parties. In the event of any direct or indirect acquisition by Holdings or any of its Subsidiaries of any business enterprise (an "Acquired Business") for an aggregate purchase price in excess of $5,000,000, whether by merger, consolidation, share exchange, sale or acquisition of stock or assets or similar transaction, financed in whole or in part, directly or indirectly, from or in anticipation of any part of the proceeds of any indebtedness directly or indirectly incurred or to be incurred or any equity or other securities directly or indirectly issued or to be issued by

Holdings or any of its Subsidiaries or Affiliates (an "Acquisition Transaction"), the Executive agrees, if requested by Holdings, to make such amendments and modifications hereto as may be necessary or appropriate to ensure that the Executive's right to receive any Bonus hereunder depends upon the results of operations of Holdings and its Specified Subsidiaries as of immediately prior to such Acquisition Transaction on a stand alone basis, without any augmentation or reduction by the operating results of any Acquired Business as a result of such Acquisition Transaction.

      For purposes hereof,

      (i) "Specified Subsidiaries" shall mean the Subsidiaries of Holdings in existence as of the date hereof.

      (ii) "Iron Age EBITDA" shall mean, for any period, the sum, determined on a consolidated basis, of (a) net income (or net loss) measured on a first-in, first-out method of accounting, (b) Interest Expense, (c) income tax expense,
(d) depreciation expense, (e) amortization expense, (f) extraordinary or unusual losses deducted in calculating net income less extraordinary or unusual gains added in calculating net income, (g) to the extent deducted in calculating net income (or net loss), non-cash expenses associated with any variable stock plan,
(h) the management fee paid under the Management Agreement dated February 26, 1997 between Iron Age and Fenway Partners, Inc., (i) fees and expenses incurred by Holdings and Iron Age in connection with the Acquisition Transactions and (j) directors fees and similar expenses in excess of $100,000 incurred by Holdings at the direction of the members of the Board of Directors representing the majority stockholder of Holdings, in each case determined in accordance with GAAP.

      (iii) "Interest Expense" means, for any period, the amount by which (i) interest expense (including the interest component on obligations under capitalized leases but excluding (1) paid-in-kind interest, (2) commitment fees paid to lenders and (3) amortization of original issue discount created upon the issuance of debt), whether paid or accrued, on all debt of Holdings and its Subsidiaries for such period, including, without limitation and without duplication, (a) interest expense in respect of debt resulting from advances under Iron Age's senior credit facility, (b) interest expense in respect of subordinated debt (other than paid-in-kind interest) and (c) any net payment payable in connection with currency or interest rate hedge agreements less any net credits received in connection with such hedge agreements, exceeds (ii) interest income, whether paid or accrued, of Holdings and its Subsidiaries for such period.

                                   APPENDIX II

                                    BENEFITS

(a)   Clubs:            One Country Club membership fees and dues not to exceed
                        an aggregate for all such fees and dues of $5,000 annually.

(b)   Automobiles:      Use of a Lincoln Continental or other similar suitable
                        automobile, plus all fuel, maintenance and insurance costs thereof.

(c)   Insurance:        Participation in all group insurance arrangements
                        maintained by Holdings or Iron Age for their respective senior executive officers as the same may in each case be modified from time to time by the Board of Directors of Holdings or Iron Age, such arrangements to initially include the following:

                        (i) Group disability insurance in accordance with Iron Age current plan and practice.

                        (ii) Group term life insurance providing to the Executive's beneficiaries an aggregate death benefit of two times Base Salary not to exceed $300,000 in accordance with Iron Age current plan and practice.

                        (iii) Group 24-hour risk insurance providing an
                              aggregate benefit to the Executive of $1,000,000 in accordance with Iron Age current plan and practice.

                        (iv) Group medical and hospital insurance covering the Executive, his spouse and dependents in accordance with Iron Age current plan and practice.


(d)   Profit
      Sharing Plan:     Participation in the Iron Age Corporation Profit Sharing
                        Plan in accordance with the terms thereof or in any other substitute profit sharing arrangements maintained by Holdings or Iron Age for their respective senior executive officers as the same may in each case be modified from time to time by the Board of Directors of Holdings or Iron Age.

(e)   Stock Options:    Without the consent of the Executive, Holdings shall not
                        amend or terminate the 2,194.43 vested Series A Options
                        (as defined in the Stock Option Plan) held by the Executive on the date hereof and having an exercise price of $36.36 per share; provided that such options shall terminate in accordance with the terms thereof and the terms of Holdings' 1997 Stock Option Plan, as amended and in effect from time to time (the "Stock
                        Option Plan"). In the event that the Series B Options
                        (as defined in the Stock Option Plan) (i) are terminated during the term of the Executive's employment under the Agreement or during the period after the Date of Termination in which the Executive is receiving post
                        Date of Termination payments under Section 9.2 or 9.4 of the Agreement and (ii)are replaced by new stock options, the Executive shall be provided a number of such new stock options equal to not less than 20% of the total number of such new stock options initially issued to employees in replacement of existing Series B Options.

                                  APPENDIX III

                                RELEASE OF CLAIMS

      FOR AND IN CONSIDERATION OF the special payments and benefits to be provided in connection with the termination of my employment in accordance with the terms of the Amended and Restated Employment Agreement dated as of August
    , 2002 (as amended and in effect from time to time, the "Employment Agreement") among Iron Age Holdings Corporation, a Delaware corporation ("Holdings"), Iron Age Corporation, a Delaware corporation ("Iron Age"), and me, I, on my own behalf and on behalf of my personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and all others connected with me, hereby release and forever discharge Holdings, Iron Age and their respective Affiliates (as defined in the Employment Agreement) and all of their respective past and present officers, directors, stockholders, controlling persons, employees, agents, representatives, successors and assigns and all others connected with any of them (all collectively, the "Released"), both individually and in their official capacities, from any and all rights, liabilities, claims, demands and causes of action of any type (collectively, "Claims") which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state, foreign or local employment law, regulation or other requirement (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by Holdings and/or Iron Age, each as amended from time to time); provided, however, that the foregoing release shall not apply to (a) any right explicitly set forth in the Employment Agreement to special payments and benefits to be provided in connection with the termination of my employment or (b) any right to indemnification set forth in Section 12 of the Employment Agreement.

      In signing this Release of Claims, I acknowledge that I have had at least 21 days from the date of notice of termination of my employment to consider the terms of this Release of Claims and that such time has been sufficient; that I have been encouraged by Holdings and Iron Age to seek the advice of an attorney prior to signing this Release of Claims; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

      I understand that I may revoke this Release of Claims at any time within seven days of the date of my signing by written notice to Holdings and Iron Age and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

      Intending to be legally bound, I have signed this Release of Claims under seal as of the date first written above.



Signature:
           -----------------------------------
                   William J. Mills

Date Signed:
           -----------------------------------